Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Green Grass Ecological Technology Development Co., Ltd. on Form F-1 of our report dated December 6, 2019, except for Notes 2 and 6 which are dated March 2, 2020, with respect to our audits of consolidated financial statements of Green Grass Ecological Technology Development Co., Ltd. and Subsidiaries as of and for the years then ended June 30, 2019 and 2018. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York

September 3, 2020